Exhibit 99.1

Contact Information:

Alan I. Rothenberg

Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1ST CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2011

Los Angeles, CA (November 8, 2011) – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company of 1st Century Bank, N.A. (the “Bank”), today reported net income for the three and nine months ended September 30, 2011 of $354,000 and $593,000, respectively, compared to $155,000 and $398,000 for the same periods last year.  Pre-tax, pre-provision earnings for the three and nine months ended September 30, 2011 was $354,000 and $868,000, respectively, compared to $255,000 and $598,000 for the same periods last year.

Pre-tax, pre-provision earnings figures, which are non-GAAP financial measures, are presented because the Company believes adjusting its results to exclude tax and loan loss provisions provides stockholders with a useful metric for evaluating the core profitability of the Company.  A schedule reconciling our GAAP net income to pre-tax, pre-provision earnings is provided in the summary financial information below.

Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of the Company stated, “I’m encouraged by our results for the quarter, which continue to improve despite a challenging environment.  Highlights of the quarter and year-to-date periods include:

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Growth in total assets from $308 million at December 31, 2010 to $384 million at September 30, 2011;

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Growth in total deposits from $258 million at December 31, 2010 to $326 million at September 30, 2011, resulting primarily from robust demand for our core deposit services, which has reduced our cost of funds to 31 basis points;

•

Continued improvement in our credit quality, with non-performing assets reduced to 1.9% of total assets, a decline of 28% since the beginning of the year;

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Improved net interest income of $8.2 million during the first nine months of 2011 as compared to $7.3 million during the first nine months of 2010; and

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Improved pre-tax, pre-provision earnings, which have increased by over 45% during the nine months ended September 30, 2011, compared to the same period last year, despite a reduction in our net interest margin.”

Mr. Rothenberg continued, “I remain cautiously optimistic regarding the consistent improvement in our credit quality trends, as well as the level of our non-performing assets.  These metrics have greatly improved since the third quarter of 2009, which we believe to be the peak of our credit related issues during this economic cycle.  As of September 30, 2011, the ratio of non-performing assets to total assets and non-performing loans to total loans were 1.87% and 3.59%, respectively, compared to 4.87% and 6.66% at September 30, 2009.  Furthermore, the Bank continues to maintain capital ratios that are double the regulatory requirements to be considered ‘well capitalized’.”

Jason P. DiNapoli, President and Chief Operating Officer of the Company stated, “In addition, we’re beginning to see a modest recovery in loan demand.  Despite only a $5.5 million increase in gross loans, loan originations increased to over $58.4 million during the nine months ended September 30, 2011, compared to $32.7 million for the same period last year.  I attribute a significant portion of this progress to our continued investment in our business development teams, which through their dedication and unsurpassed commitment to serving our customers have become an integral part of our deposit and loan initiatives.”

2011 3rd Quarter Highlights

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The Bank’s total risk-based capital ratio was 20.15% at September 30, 2011, compared to the regulatory requirement of 10.00% for “well capitalized” financial institutions.  The Bank’s capital does not include any capital received in connection with TARP, nor other forms of capital such as trust preferred securities, convertible preferred stock or other equity or debt instruments other than common stock.

•

Total assets increased 24.6%, or $76.0 million, to $384.4 million at September 30, 2011, from $308.4 million at December 31, 2010.

•

Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits, and money market deposits and savings, were $279.0 million and $197.9 million at September 30, 2011 and December 31, 2010, respectively, representing an increase of $81.1 million, or 41.0%.

•

Net interest margin was 3.05% and 3.27% for the three and nine months ended September 30, 2011, respectively, compared to 3.46% and 3.73% for the same periods last year.

•

Cost of funds was 32 and 31 basis points for the three and nine months ended September 30, 2011, respectively, compared to 38 and 46 basis points for the same periods last year.

•

Investment securities increased by $44.8 million, or 76.7%, to $103.3 million at September 30, 2011, from $58.5 million at December 31, 2010.  During the nine months ended September 30, 2011, the Company increased the level of investment security purchases as a result of excess liquidity generated by deposit growth, which continues to outpace quality loan demand.

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Gross loans increased $5.5 million, or 3.1%, to $184.8 million at September 30, 2011 from $179.3 million at December 31, 2010.  Loan originations were $18.0 million and $58.4 million during the three and nine months ended September 30, 2011, compared to $14.8 million and $32.7 million during the same periods last year.

•

As of September 30, 2011, the allowance for loan losses (“ALL”) was $5.2 million or 2.84% of gross loans, compared to $5.3 million, or 2.95% of gross loans, at December 31, 2010.  The ALL to total non-performing loans was 79.03% and 74.21% at September 30, 2011 and December 31, 2010, respectively.

•

Non-performing loans decreased $480,000, or 6.7%, to $6.6 million at September 30, 2011 from $7.1 million at December 31, 2010.  Non-performing loans to total loans was 3.59% and 3.97% at September 30, 2011 and December 31, 2010, respectively.

•

Non-performing assets as a percentage of total assets declined to 1.87% at September 30, 2011, compared to 2.58% at December 31, 2010.

•

For the three and nine months ended September 30, 2011, the Company recorded net income of $354,000, or $0.04 per diluted share, and $593,000, or $0.07 per diluted share, respectively.  During the same periods last year, the Company reported net income of $155,000, or $0.02 per diluted share, and $398,000, or $0.04 per diluted share.

Capital Adequacy

At September 30, 2011, the Company’s stockholders’ equity totaled $45.3 million compared to $44.3 million at December 31, 2010.  At September 30, 2011, the Bank’s total risk-based capital ratio, tier 1 risk-based capital ratio, and tier 1 leverage ratio were 20.15%, 18.89%, and 11.10%, respectively, compared to the regulatory requirements for “well capitalized” financial institutions of 10.00%, 6.00%, and 5.00%, respectively.

In August 2010, the Company’s Board of Directors (the “Board”) authorized the purchase of up to $2.0 million of the Company’s common stock.  Under this stock repurchase program, the Company has been acquiring its common stock in the open market from time to time beginning in August 2010.  During the nine months ended September 30, 2011, the Company repurchased 267,345 shares in the open market at a cost ranging from $3.52 to $4.02 per share in connection with this program.  At September 30, 2011, the remaining value of shares that may be repurchased under this program was $609,000.

Balance Sheet

Total assets increased 24.7%, or $76.0 million, to $384.4 million at September 30, 2011, from $308.4 million at December 31, 2010. The increase in total assets is primarily attributable to increases in cash and cash equivalents, investment securities and gross loans.  Cash and cash equivalents increased $26.1 million, or 37.9%, from $69.0 million at December 31, 2010 to $95.1 million at September 30, 2011.  Investment securities at September 30, 2011 were $103.3 million, representing an increase of $44.8 million, or 76.7%, from $58.5 million at December 31, 2010.  The increase in investment securities was primarily attributable to the purchase of agency mortgage-backed securities, which had an average life of 4.08 years at September 30, 2011.  Gross loans at September 30, 2011 were $184.8 million, representing an increase of $5.5 million, or 3.1%, from $179.3 million at December 31, 2010.  Loan originations were $18.0 million and $58.4 million during the three and nine months ended September 30, 2011, compared to $14.8 million and $32.7 million during the same periods last year.

Total liabilities at September 30, 2011 increased by $75.0 million, or 28.4%, to $339.0 million as compared to $264.0 million at December 31, 2010.  This increase is primarily due to increases in non-interest bearing deposits and money market deposits and savings of $29.4 million and $60.6 million, respectively, due to continued core deposit gathering efforts, partially offset by declines of $13.2 million and $8.9 million in certificates of deposit and interest bearing demand accounts, respectively.  Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits and money market deposits and savings, were $279.0 million and $197.9 million at September 30, 2011 and December 31, 2010, respectively, representing an increase of $81.1 million, or 41.0%.  The increase in total liabilities is also partially due to an $8.0 million increase in other borrowings, which were primarily utilized to fund additional loan production during the current year.

Credit Quality

Allowance and Provision for Loan Losses

The ALL was $5.2 million, or 2.84% of our total loan portfolio, at September 30, 2011, as compared to $5.3 million, or 2.95% of our total loan portfolio, at December 31, 2010.  The decline in our ratio of ALL to total loans is primarily a function of improving credit quality related trends within our loan portfolio.  During the nine months ended September 30, 2011, our non-performing loans declined to $6.6 million from $7.1 million at December 31, 2010, and the ratio of our ALL to total non-performing loans improved to 79.03% at September 30, 2011 compared to 74.22% at December 31, 2010.  In addition, our ratio of non-performing loans to total loans was 3.59% and 3.97% at September 30, 2011 and December 31, 2010, respectively.

The ALL is impacted by inherent risk in the loan portfolio, including the level of our non-performing loans, as well as specific reserves and charge-off activities.  There was no provision for loan losses for the three months ended September 30, 2011 and $275,000 for the nine months ended September 30, 2011, compared to $100,000 and $200,000 for the same periods last year.  The decline in provision for loan losses recorded during the three months ended September 30, 2011, as compared to the same period last year, was primarily due to the general improvement in the level of our criticized and classified loans, which generally consist of special mention, substandard and doubtful loans.  Special mention, substandard and doubtful loans were $6.8 million, $10.4 million and $900,000, respectively, at September 30, 2011, compared to $14.9 million, $16.7 million, and none at September 30, 2010.  We had net recoveries of $162,000 during the three months ended September 30, 2011, and net charge-offs of $312,000 during the nine months ended September 30, 2011, compared to net charge-offs of $528,000 and $1.2 million during the same periods last year.   Management believes that the ALL as of September 30, 2011 and December 31, 2010 was adequate to absorb known and inherent risks in the loan portfolio.

Non-Performing Assets

Non-performing assets totaled $7.2 million and $8.0 million at September 30, 2011 and December 31, 2010, respectively.  Non-accrual loans totaled $6.6 million and $7.1 million at September 30, 2011 and December 31, 2010, respectively.  At September 30, 2011, non-accrual loans consisted of four commercial loans totaling $2.3 million, two commercial real estate loans totaling $4.0 million and one consumer related loan totaling $345,000.  As of September 30, 2011, other real estate owned (“OREO”) consisted of one single-family residential property totaling $532,000, which is located in California.  As of December 31, 2010, OREO consisted of two single-family residential properties totaling $845,000, which were both located in California.  As a percentage of total assets, the amount of non-performing assets was 1.87% and 2.58% at September 30, 2011 and December 31, 2010, respectively.

Net Interest Income and Margin

During the three and nine months ended September 30, 2011, net interest income was $2.8 million and $8.2 million, respectively, compared to $2.4 million and $7.3 million for the same periods last year.  The increases in net interest income during the three and nine months ended September 30, 2011, is primarily related to an increase in loan and investment income earned as compared to the same periods last year, as well as a decline in interest expense incurred in connection with the Bank’s other borrowings.  These items were partially offset by an increase in interest expense incurred on deposits, caused by growth within our deposit portfolio during the period.

The Company’s net interest margin (net interest income divided by average interest earning assets) was 3.05% for the three months ended September 30, 2011, compared to 3.46% for the same period last year.  During the three months ended September 30, 2011, the 41 basis point decline in net interest margin was primarily due to a decrease in the yield on earning assets of 46 basis points, partially offset by a decline of 10 basis points in the cost of interest bearing deposits and borrowings.  The decrease in yield on earning assets is primarily attributable to a general decline in interest rates earned on these assets during the three months ended September 30, 2011, as compared to the same period last year, as well as an increase in the average balance of interest earning deposits at other financial institutions.  These deposits yielded approximately 25 basis points during the three months ended September 30, 2011.  During the three months ended September 30, 2011 as compared to the same period last year, the decline in our cost of interest bearing deposits and borrowings is primarily attributable to a general decrease in interest rates paid on these accounts.  The average cost of interest bearing deposits and borrowings was 0.44% and 1.39%, respectively during the three months ended September 30, 2011 compared to 0.50% and 2.37% for the same period last year.

The Company’s net interest margin was 3.27% for the nine months ended September 30, 2011, compared to 3.73% for the same period last year.  During the nine months ended September 30, 2011, the 46 basis point decline in net interest margin was primarily due to a decrease in the yield on earning assets of 57 basis points, partially offset by a decline of 21 basis points in the cost of interest bearing deposits and borrowings.  The decrease in yield on earning assets is primarily attributable to a general decline in interest rates earned on these assets during the nine months ended September 30, 2011, as compared to the same period last year, as well as an increase in the average balance of interest earning deposits at other financial institutions.  These deposits yielded approximately 25 basis points during the nine months ended September 30, 2011.  During the nine months ended September 30, 2011 as compared to the same period last year, the decline in our cost of interest bearing deposits and borrowings is primarily attributable to a general decrease in interest rates paid on these accounts, as well as a decline in the average balance of borrowings.  The average cost of interest bearing deposits and borrowings was 0.45% and 1.42%, respectively during the nine months ended September 30, 2011 compared to 0.59% and 2.64% for the same period last year.  The average balance of borrowings decreased to $5.6 million during the nine months ended September 30, 2011, as compared to $10.0 million for the same period last year.

Non-Interest Income

Non-interest income was $222,000 and $618,000 for the three and nine months ended September 30, 2011, compared to $223,000 and $662,000 for the same periods last year.  There were no significant changes in the sources or amounts of non-interest income.

Non-Interest Expense

Non-interest expense was $2.7 million and $8.0 million for the three and nine months ended September 30, 2011, compared to $2.4 million and $7.4 million for the same periods last year.  The variance in non-interest expense was primarily due to the additional costs incurred in connection with expanding the Bank’s business development team and the opening of our Santa Monica relationship office during the previous quarter.  The increase in non-interest expense was partially offset by a reduction in the Bank’s FDIC assessments, which declined as a result of a change in the FDIC’s methodology regarding calculating a bank’s quarterly insurance assessments.  The FDIC assessment was $41,000 and $266,000 for the three and nine months ended September 30, 2011, respectively, compared to $107,000 and $283,000 for the same periods last year.

Income Tax Provision

During the three and nine months ended September 30, 2011 and 2010, we did not record an income tax provision related to our pre-tax earnings. Tax expense that would normally arise because of the Company’s earnings was not recorded because it was offset by a reduction in the valuation allowance on the Company’s deferred tax asset.

Net Income

For the three and nine months ended September 30, 2011, the Company recorded net income of $354,000, or $0.04 per diluted share, and $593,000, or $0.07 per diluted share, respectively, compared to $155,000, or $0.02 per diluted share, and $398,000, or $0.04 per diluted share, for the same periods last year.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the Nasdaq Capital Market under the symbol “FCTY.”  The Company’s wholly-owned subsidiary, 1st Century Bank, N.A., is headquartered in the Century City area of Los Angeles, with a full service business bank in Century City, CA and a relationship office in Santa Monica, CA.  The Bank’s primary focus is serving the specific banking needs of entrepreneurs, professionals and small businesses with the personal service of a traditional community bank, while offering the technologies of a big money center bank.  The Company maintains a website at www.1cbank.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our current expectations and speak only as of the date hereof.  Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) a further decline in economic conditions, (3) increased competition among financial institutions, (4) government regulation, and (5) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from the Company’s recent performance (dollars in thousands, except per share data):

	September 30, 2011	December 31, 2010	September 30, 2010
Balance Sheet Results:	(unaudited)		(unaudited)

Total Assets	$384,375	$308,364	$298,910
Gross Loans	$184,817	$179,271	$169,063
Allowance for Loan Losses ("ALL")	$5,246	$5,283	$4,519
Non-Performing Assets	$7,170	$7,963	$7,494
Deposits:
Non-Interest Bearing Demand Deposits	$120,895	$91,501	$88,383
Interest Bearing Demand Deposits	24,770	33,632	32,693
Money Market Deposits and Savings	133,349	72,757	63,712
Certificates of Deposit	46,893	60,099	60,839
Total Deposits	$325,907	$257,989	$245,627
Total Stockholders' Equity	$45,331	$44,338	$47,163
Gross Loans to Deposits	56.71%	69.49%	68.83%
Ending Book Value per Share	$4.99	$4.77	$5.05

	Three Months Ended September 30,
Quarterly Operating Results (unaudited):	2011	2010
Net Interest Income	$2,815	$2,433
Provision for Loan Losses	$-	$100
Non-Interest Income	$222	$223
Non-Interest Expense	$2,683	$2,401
Income Tax Provision	$-	$-
Net Income	$354	$155
Basic Earnings per Share	$0.04	$0.02
Diluted Earnings per Share	$0.04	$0.02
Quarterly Net Interest Margin*	3.05%	3.46%

Reconciliation of QTD Net Income to Pre-Tax, Pre-Provision Earnings:

Net Income	$354	$155
Provision for Loan Losses	-	100
Income Tax Provision	-	-
Pre-Tax, Pre-Provision Earnings	$354	$255

	Nine Months Ended September 30,
YTD Operating Results (unaudited):	2011	2010
Net Interest Income	$8,245	$7,328
Provision for Loan Losses	$275	$200
Non-Interest Income	$618	$662
Non-Interest Expense	$7,995	$7,392
Income Tax Provision	$-	$-
Net Income	$593	$398
Basic Earnings per Share	$0.07	$0.04
Diluted Earnings per Share	$0.07	$0.04
YTD Net Interest Margin*	3.27%	3.73%

Reconciliation of YTD Net Income to Pre-Tax, Pre-Provision Earnings:

Net Income	$593	$398
Provision for Loan Losses	275	200
Income Tax Provision	-	-
Pre-Tax, Pre-Provision Earnings	$868	$598

*Percentages are reported on an annualized basis.